________________________________________________________________________________

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

    [ ] Preliminary Proxy Statement

    [ ] Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))

    [x] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 PARAVANT INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

                             -------------------

Payment of Filing Fee (Check the appropriate box)

    [x] No fee required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

            ____________________________________________________________________

        (2) Aggregate number of securities to which transaction applies:

            ____________________________________________________________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            ____________________________________________________________________

        (4) Proposed maximum aggregate value of transaction:

            ____________________________________________________________________

        (5) Total fee paid:

            ____________________________________________________________________

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid: ___________________

        (2) Form, Schedule or Registration No.: ___________________

        (3) Filing Party: ___________________

        (4) Date Filed: ___________________
________________________________________________________________________________

                                 PARAVANT INC.
                    89 HEADQUARTERS PLAZA NORTH, SUITE 1421
                          MORRISTOWN, NEW JERSEY 07960

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 21, 2002

Dear Shareholder:

On Thursday, March 21, 2002, Paravant Inc. will hold its 2002 Annual Meeting of Shareholders at the Hilton Atlanta Airport and Towers, 1031 Virginia Avenue, Atlanta, Georgia 30354. The meeting will begin at 10:00 a.m., Eastern Time.

We are holding this meeting to:

    1. Elect eight directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; and

    2. Attend to other business properly presented at the meeting.

Your Board of Directors has selected January 15, 2002 as the record date for determining shareholders entitled to vote at the meeting.

THIS PROXY STATEMENT, PROXY CARD AND PARAVANT'S 2001 ANNUAL REPORT TO SHAREHOLDERS ARE BEING MAILED ON OR ABOUT JANUARY 24, 2002. EACH SHAREHOLDER, EVEN THOUGH HE OR SHE MAY NOT PLAN TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND TO RETURN IT WITHOUT DELAY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                       By Order of the Board of Directors,

                                       JAMES E. CLIFFORD

                                       JAMES E. CLIFFORD
                                       Vice President of Mergers and
                                       Acquisitions and Secretary

Morristown, New Jersey
January 24, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS.......................................    1
PROPOSALS YOU MAY VOTE ON...................................    2
    Proposal 1. Election of Directors.......................    2
STOCK OWNERSHIP.............................................    5
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....    6
DIRECTORS AND EXECUTIVE OFFICERS............................    6
EXECUTIVE COMPENSATION......................................    9
    Summary Compensation Table..............................    9
    Option Grants During Fiscal Year 2001...................   10
    Aggregated Option Exercises During Fiscal Year 2001 and
     Fiscal Year End Option Values..........................   11
    Stock Option Plans......................................   12
    Employee Stock Purchase Plan............................   13
    Description of Employment Agreements, Severance
     Arrangements and Change of Control Arrangements........   13
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....   14
SHAREHOLDER PERFORMANCE GRAPH...............................   16
CERTAIN TRANSACTIONS........................................   17
AUDIT COMMITTEE REPORT......................................   18
INFORMATION CONCERNING INDEPENDENT AUDITORS.................   19
SHAREHOLDER PROPOSALS.......................................   19
OTHER MATTERS...............................................   19
ANNUAL REPORT...............................................   19

                             QUESTIONS AND ANSWERS

WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent this proxy statement and the enclosed proxy card because Paravant's
   Board of Directors is soliciting your proxy to vote your shares at Paravant's 2002 Annual Meeting of Shareholders. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission ('SEC') and which is designed to assist you in voting.

Q: WHEN IS THE ANNUAL MEETING AND WHERE WILL IT BE HELD?

A: The Annual Meeting will be held on Thursday, March 21, 2002, at 10:00 a.m. at the Hilton Atlanta Airport and Towers, 1031 Virginia Avenue, Atlanta, Georgia 30354.

Q: WHAT MAY I VOTE ON?

A: You may vote on the election of eight directors to hold office until the next
   Annual Meeting of Shareholders.

Q: HOW DOES PARAVANT'S BOARD OF DIRECTORS RECOMMEND I VOTE ON THE ELECTION OF
   DIRECTORS?

A: Paravant's Board recommends a vote FOR the election of each of the nominees.

Q: WHO IS ENTITLED TO VOTE?

A: Only those who owned Paravant common stock at the close of business on January 15, 2002 (the 'Record Date') are entitled to vote at the Annual Meeting.

Q: HOW DO I VOTE?

A: You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of each of the nominees. You have the right to revoke your proxy at any time before the meeting by notifying Paravant's Corporate Secretary;

     voting in person; or

     returning a later-dated proxy card.

Q: HOW MANY SHARES CAN VOTE?

A: As of the Record Date, 17,863,818 shares of Paravant's common stock were issued and 17,120,167 shares were outstanding. Every Paravant shareholder is entitled to one vote for each share of common stock held on the Record Date.

Q: WHAT IS A 'QUORUM'?

A: A 'quorum' is a majority of the outstanding shares of Paravant's common stock. The shares may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. The eight nominees receiving the highest number of 'FOR' votes will be elected as directors. This number is called a plurality. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker 'non-votes' (proxies received from brokers or other nominees indicating that they have not received voting instructions from the beneficial owner on the matter for which the brokers or nominees do not have discretionary authority) will be treated as shares present, but not voting. A broker non-vote will have no effect on the proposal to elect directors, because directors are elected based on the actual number of votes cast.

Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A: Although we do not know of any business to be considered at the Annual
   Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to William R. Craven, Paravant's President and Chief Executive Officer, and John C. Zisko, Paravant's Vice President, Chief Financial Officer and Treasurer, or either of them, to vote on such matters at their discretion.

Q: WHEN ARE THE SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING OF
   SHAREHOLDERS DUE?

A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing, no later than September 26, 2002, to James E. Clifford, Vice President of Mergers and Acquisitions and Secretary, Paravant Inc., 89 Headquarters Plaza North, Suite 1421, Morristown, New Jersey 07960.

Q: WHO WILL PAY FOR THIS PROXY SOLICITATION?

A: Paravant will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation materials, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

                           PROPOSALS YOU MAY VOTE ON

PROPOSAL 1. ELECTION OF DIRECTORS

    At the Annual Meeting, you and the other shareholders will elect the eight individuals to serve as directors until the 2003 Annual Meeting. The Board of Directors has nominated Krishan K. Joshi, Richard P. McNeight, William R. Craven, James E. Clifford, C. Hyland Schooley, John P. Singleton, Paul E. Blackwell and David P. Molfenter to stand for re-election at the Annual Meeting. Detailed information on each nominee is provided on pages 6 to 8 below. Each of the nominees for director is a current member of the Board of Directors.

    The individuals named as proxies will vote the enclosed proxy for the re-election of Messrs. Joshi, McNeight, Craven, Clifford, Schooley, Singleton, Blackwell and Molfenter unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for re-election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

    The full Board of Directors considers all major decisions concerning Paravant. However, the Board has established the following three standing committees in order that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

        Compensation Committee. The Compensation Committee reviews and approves Paravant's compensation plans covering the executive officers; reviews the competitiveness of Paravant's total compensation practices; and determines the annual base salary and incentive awards to be paid to the executive officers. All recommendations regarding compensation arrangements for Mr. Joshi are made by Mr. Maguire and Mr. Singleton only. The members of the Compensation Committee are currently Krishan K. Joshi, James E. Clifford, Michael F. Maguire and John P. Singleton. Mr. Maguire is resigning from the Board effective at the time of the Annual Meeting, and it is expected that David P. Molfenter and Paul E. Blackwell will be appointed on the Compensation Committee following the Annual Meeting. The Compensation Committee held two meetings in fiscal 2001.

        The Compensation Committee Report on executive compensation appears elsewhere in this proxy statement.

        Audit Committee. The Audit Committee reviews the professional services and independence of Paravant's independent auditors, and Paravant's accounts, procedures and internal controls. The Audit Committee recommends to the Board of Directors for appointment the firm selected to be independent public accountants for Paravant and monitors the performance of such accounting firm; reviews and approves the scope of the annual audit; reviews and evaluates with the independent public accountants Paravant's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates problem areas having a potential financial impact on Paravant that may be brought to its attention by management, the independent accountants or the Board; and evaluates all public financial reporting documents of Paravant. The members of the Audit Committee are currently Michael F. Maguire, John P. Singleton and Paul E. Blackwell. It is expected that David P. Molfenter will be appointed in Mr. Maguire's place on the Audit Committee following the Annual Meeting. The Audit Committee held four meetings in fiscal 2001.

        Under the Audit Committee's charter, members of the audit committee are required to be 'independent' (as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards) from and after June 1, 2001. Currently all of the members of the audit committee are independent (as so defined).

        Stock Option Committee. The Stock Option Committee advises the Board with respect to Paravant's stock option plans and makes recommendations to the Board with respect to the selection of the recipients of options to purchase shares of Paravant's common stock and the determination of the terms and conditions and number of shares of common stock subject to each option (other than the grant of options under the Non-Employee Director Stock Option Plan). The members of the Stock Option Committee are currently Krishan K. Joshi, James E. Clifford, Michael F. Maguire and John P. Singleton. It is expected that David P. Molfenter and Paul E. Blackwell will be appointed on the Stock Option Committee following the Annual Meeting. The Stock Option Committee held two meetings in fiscal 2001.

    Paravant does not have a nominating committee. This function is performed by the Board of Directors. The Board of Directors met four times during fiscal 2001. Each director attended more than 75% of the total number of meetings of the Board and committees on which he served during fiscal 2001.

COMPENSATION OF DIRECTORS

    Directors who are not employees of Paravant are paid $12,000 annually plus $1,000 for each Board meeting attended and $500 for each committee meeting attended if such meeting occurs on a day other than a scheduled meeting of the Board of Directors. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of Paravant receives separate compensation for services rendered as a director.

    In order to attract and retain the services of members of the Board of Directors who are not employees of Paravant and to provide them with increased motivation and incentive to exert their best efforts on behalf of Paravant by enlarging their personal stake in Paravant, Paravant has adopted the Nonemployee Director Stock Option Plan, pursuant to which stock options covering an aggregate of 225,000 shares of common stock may be granted to such nonemployee directors. The options granted under the this plan are 'nonqualified options' (i.e., options that do not qualify as incentive stock options under the Internal Revenue Code). Pursuant to this plan, an option for the purchase of 10,000 shares at the then-current fair market value of the common stock is be granted to each nonemployee director upon such director's initial election or appointment as a nonemployee director and at the annual meeting of the Board immediately following the annual meeting of shareholders, subject in each case to such shares being available for options under this plan. If an insufficient number of shares remain available for the grant of such options under this plan, the remaining shares that are available will be granted with such remaining shares prorated among the nonemployee directors. In accordance with the terms of this plan, options for the purchase of 10,000 shares at $1.781 per share were granted to each of Messrs. Maguire, Singleton and Blackwell in March 2001 and options for the purchase of 10,000 shares at $1.45 per share were granted to Mr. Molfenter upon his initial appointment to the Board in August 2001.

VOTE REQUIRED AND BOARD RECOMMENDATION

    The eight nominees for re-election as directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the eight nominees for director who receive the most votes will be elected. In an uncontested election for directors, the plurality requirement is not a factor. A properly executed proxy marked 'WITHHOLD AUTHORITY' with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Your Board of Directors unanimously recommends a vote FOR each of the nominees for re-election as a director.

                                STOCK OWNERSHIP

    The following table shows the amount of common stock of Paravant beneficially owned (unless otherwise indicated) by (i) any person who is known by the Paravant to be the beneficial owner of more than 5% of the outstanding shares of Paravant's common stock, (ii) Paravant's directors, (iii) the executive officers named in the Summary Compensation Table set forth below and
(iv) all of Paravant's directors and executive officers as a group (all as of the Record Date):

                                                              SHARES OF PARAVANT
                                                                    COMMON
                                                              STOCK BENEFICIALLY
                                                                     OWNED
                                                              -------------------
                                                               NUMBER     PERCENT
                                                               ------     -------
Directors and Other Named Executive Officers
Krishan K. Joshi(1).........................................  1,649,842     9.5%
William R. Craven(2)........................................    564,585     3.3%
Richard P. McNeight(3)......................................    966,235     5.6%
James E. Clifford(4)........................................    713,000     4.2%
C. Hyland Schooley(5).......................................    671,417     3.9%
John P. Singleton(6)........................................     73,000       *
Michael F. Maguire(7).......................................     76,500       *
Paul E. Blackwell(8)........................................     21,000       *
David P. Molfenter(9).......................................     10,000       *
All executive officers and directors as a group               4,763,913    26.5%
  (10 persons)..............................................
Shareholders
C. David Lambertson ........................................    882,167     5.2%
  4391 Dayton Xenia Road,
  Dayton, OH 45432

---------

 * Less than 1% of the outstanding common stock.

(1) Includes (i) 130,620 shares held by UES, Inc. of which Mr. Joshi owns 58% of the outstanding shares of its common stock and which, as a result, he controls; (ii) 358,880 shares held by Mr. Joshi's spouse; and (iii) 321,000 shares subject to options that are currently exercisable.

(2) Includes 192,334 shares subject to options that are currently exercisable.

(3) Includes 131,000 shares subject to options that are currently exercisable.

(4) Includes 17,334 shares subject to options that are currently exercisable.

(5) Includes 18,667 shares subject to options that are currently exercisable.

(6) Includes 73,000 shares subject to options that are currently exercisable.

(7) Includes 60,500 shares subject to options that are currently exercisable.

(8) Includes 20,000 shares subject to options that are currently exercisable.

(9) Includes 10,000 shares subject to options that are currently exercisable.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Paravant's directors, executive officers and persons holding more than ten percent of Paravant's common stock to file reports of ownership and changes in ownership of the common stock with the SEC. The directors, officers and ten percent shareholders are required by the SEC regulations to furnish Paravant with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and Paravant must identify in this proxy statement those persons who did not file these reports when due.

    Based solely on its review of copies of the reports received by Paravant and written representations from certain reporting persons, Paravant believes that all reports were timely filed in fiscal 2001.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information as of January 22, 2002, concerning Paravant's directors and executive officers.

                                                                                             YEAR FIRST
                                                    PRESENT POSITION(S)                       BECAME A
                NAME                                   WITH PARAVANT                   AGE    DIRECTOR
                ----                                   -------------                   ---    --------
Krishan K. Joshi.....................  Chairman and Director(1)(3)                     64       1989
William R. Craven....................  President, Chief Executive Officer and          53       1994
                                       Director
John C. Zisko........................  Vice President, Chief Financial Officer,        52         --
                                         Treasurer, and Assistant Secretary
James E. Clifford....................  Vice President of Mergers and Acquisitions,     65       1998
                                         Secretary and Director(1)(3)
Richard P. McNeight..................  President of Paravant Computer Systems, Inc.    51       1994
                                         and Director
C. Hyland Schooley...................  Chairman of STL of Ohio, Inc. and Director      68       1998
Michael F. Maguire...................  Director(1)(2)(3)                               75       1995
John P. Singleton....................  Director(1)(2)(3)                               65       1997
Paul E. Blackwell....................  Director(2)                                     59       2000
David P. Molfenter...................  Director                                        56       2001

---------

(1) Member of Compensation Committee

(2) Member of Audit Committee

(3) Member of Stock Option Committee

    Krishan K. Joshi. From 1976 to date, Mr. Joshi has served as founder, chairman and president of UES, a technology development company. Following the acquisition of a controlling interest in Paravant by UES in December of 1989, he became Chairman, Chief Executive Officer and President of Paravant. However, in April 1994, he resigned as President of Paravant, and he continued to serve as Chairman and Chief Executive Officer of Paravant until December 2000 when he resigned as Chief Executive Officer of Paravant. He has also been Chairman of Astro Industries, Inc., a manufacturer and distributor of aerospace wire and cable products, since August 1980. He holds a Bachelor of Science degree in Mathematics and Physics from Punjab University in India, a Bachelors degree in Aeronautical and Astronautical Engineering from Ohio State University and Master of Science degree in Engineering from the University of Dayton, Ohio, and has engaged in Doctoral studies in Mechanical Engineering at the University of Cincinnati.

    William R. Craven. Mr. Craven joined Paravant in September 1991 as a Vice President in charge of Marketing and served in that capacity continually to December 1998, when he became Vice President in charge of Corporate Development. On January 1, 2000, Mr. Craven was named President and Chief Operating Officer of Paravant, and in December 2000 he was appointed Chief Executive Officer. He has served as a director of Paravant since 1994. From 1990 to 1991, he was employed as a Vice President of Marketing for Telxon Corp., a manufacturer of hand-held computers and software systems. From 1982 to 1990, he served as a Vice President of Mead Corp., a manufacturer of paper products and provider of electronic services, in a variety of positions, including marketing, product development and joint ventures. For three years during that period, he acted as President of Seiko Mead Company, a Japanese-American joint venture established to manufacture color computer printers and copiers. Mr. Craven holds a Bachelor of Science degree in Physics and Mathematics from Birmingham Southern College.

    John C. Zisko. Mr. Zisko joined Paravant as Vice President, Chief Financial Officer and Treasurer in June 2000. From 1997 to 1999 Mr. Zisko was the Vice President of Finance for Premier Refractories International, a subsidiary of the Alpine Group. From 1995 to 1997 Mr. Zisko held the position of Vice President of Finance and Chief Financial Officer of Hosposable Products Inc. From 1989 to 1995 Mr. Zisko was the Vice President of Finance and Chief Financial Officer for CMS Gilbreth Packaging Systems Inc. Mr. Zisko holds a Masters in Business Administration in accounting and taxation from Fairleigh Dickinson University. Mr. Zisko is also a certified public accountant.

    James E. Clifford. Upon the completion of Paravant's acquisition of EDL-STL, Mr. Clifford became Vice President of Mergers and Acquisitions of Paravant, Executive Vice President, Chief Operating Officer, Secretary and Treasurer of STL of Ohio, Inc. and a director of Paravant. Mr. Clifford became Secretary of Paravant in March 2000. From 1995 to December 1997, Mr. Clifford was a director of Paravant. From 1989 to October 1998, Mr. Clifford served as President and Director of EDL, a manufacturer of aircraft avionics and flight control electronics. Mr. Clifford served as an officer in the U. S. Air force for 23 years, attaining the rank of Colonel specializing in air lift and aircraft acquisition programs. Mr. Clifford holds Bachelors and Masters of Science degrees in Electrical Engineering from Oklahoma State University.

    Richard P. McNeight. From June 1994 to date, Mr. McNeight has served as President of Paravant Computer Systems, Inc. and a director of Paravant. From 1984 until June 1994, Mr. McNeight served as a Vice President and General Manager of Paravant Computer Systems, Inc. From 1982 to 1984, he was employed by Siemen's Corporation as a senior member of its systems engineering staff. From 1972 to 1982, he worked for ITT's North Telecommunications Division in several positions as a software engineering director and manager and engineer.
Mr. McNeight holds a Bachelors degree in Applied Science/Engineering from the University of Wisconsin and a Masters degree in Computer Information/Control Engineering from the University of Michigan.

    C. Hyland Schooley. Upon the completion of Paravant's acquisition of STL, Mr. Schooley became a director of Paravant. He has served as the President of STL since its founding in April 1990, served as President of STL of Ohio, Inc. from October 1998 to March 2001 and has been Chairman of STL of Ohio, Inc. since March 2001. STL of Ohio, Inc. is the successor company to STL following the acquisition by Paravant. Prior to forming STL, he held various positions for 28 years with Systems Research Laboratories, Inc. (SRL) in Dayton, Ohio. His final position at SRL was that of Manager of the SIGINT Division. Prior to joining SRL, he held engineering positions with NCR and Hughes Aircraft Co. He holds a Bachelor of Science degree in Electrical Engineering from the University of Missouri (Columbia) and has attended graduate school at Ohio State University.

    Michael F. Maguire. Since 1986, Mr. Maguire has been employed as President of Maguire Investment Management, Inc., a consulting firm founded by him. From 1973 through 1986, he was an officer of Harris Corp., a computer manufacturer, attaining the position of senior vice president. From 1962 to 1973, Mr. Maguire served in various capacities with Perken Elmer, a manufacturer of analytical instruments and life-science systems, including as an engineering manager, vice president, general manager and group vice president. From 1950 to 1962, he held various engineering design and management positions with General Electric, Pratt & Whitney, and Sperry Rand companies. He is currently a director of Health First Health Plans. Mr. Maguire previously served as a director of OMI. He received a Bachelor of Science degree in electrical engineering from Rensselear Polytechnic Institute and a Masters of Science degree from the University of Connecticut.

    John P. Singleton. Since 1996, Mr. Singleton has been employed as President of Singleton and Associates, a computer technology and consulting firm founded by him. From 1992 to 1996, he was

Vice President and General Manager of Business Development for IBM/Integrated Systems Solution Corporation. From 1982 to 1992, Mr. Singleton was an officer of Security Pacific Corporation, the fifth largest bank in the United States, attaining the position of Vice Chairman and Chief Operating Officer of the corporation and member of the Office of the Chairman. From 1976 to 1982, he was the Executive Vice President of Data Processing and Bank Operations for the Maryland National Bank. From 1973 to 1976, Mr. Singleton held the position of President and Chief Executive Officer, MISAC for Great Western Finance Corporation, Information Systems Subsidiary. From 1971 to 1973, he was the Senior Vice President of Data Processing and Bank Operations for Security National Bank. From 1969 to 1971, Mr. Singleton was the Chief Operating Officer of the Data Processing Division for the Federal Reserve Board. He is currently a director and chairman of the board for IFS International, Inc., an integrated banking solutions company. Mr. Singleton is also a director for Tech-Metrics, Inc. and a board member for the California Angels American League Baseball Team. Mr. Singleton holds a Bachelor of Science degree in Business Management from Arizona State University.

    Paul E. Blackwell. Lieutenant General Blackwell joined the Board of Directors of Paravant in May 2000. Since November 2001, Lt. Gen. Blackwell has been Vice President, Army C3 Programs, for Raytheon Company. From 1996 to November 2001, Lt. Gen. Blackwell was an independent business consultant supporting several major defense industry organizations. Prior to initiating the consultancy business, Lt. Gen. Blackwell had a distinguished military career with the U.S. Army spanning thirty-one years where he attained the rank of Lieutenant General. He held a variety of command and staff positions during his military career and served in several US Army Divisions, including light infantry, airborne infantry, mechanized infantry, motorized infantry, and armor. Among his assignments, he served at the Pentagon as Deputy Chief of Staff for Operations and Plans, Department of the Army, and as Commanding General 2nd Armored Division, Garlstedt, Federal Republic of Germany, and Commander,
III Corps (Forward), Maastrich, The Netherlands.

    David P. Molfenter. Mr. Molfenter joined the Board of Directors of Paravant in August 2001. From 1968 to 1995, Mr. Molfenter was with Magnavox Electronic Systems Company, ultimately holding the position of President and CEO. After Hughes Aircraft Company acquired Magnavox Electronic Systems Company in 1995, Mr. Molfenter was appointed President of Hughes Defense Communications. Following the merger of Raytheon Company and Hughes Electronics' defense operations in 1997, Mr. Molfenter was appointed to the position of Vice President of the Communication Systems Division of Raytheon Systems Company, where he served until his retirement in 2000. Mr. Molfenter is also a director of the Sparton Corporation. Mr. Molfenter holds a Bachelor of Science degree in electrical engineering from the University of Cincinnati, a Masters of Science degree in electrical engineering from Purdue University, and a Masters in Business Administration from Indiana University.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain compensation information for the Chief Executive Officer and the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during fiscal 2001:

                                        ANNUAL
                                     COMPENSATION                                  LONG TERM COMPENSATION ($)
                                ----------------------                      -----------------------------------------
                                                                                      AWARDS
                                                                            ---------------------------
                                                              OTHER          RESTRICTED     SECURITIES
 NAME AND PRINCIPAL    FISCAL                                 ANNUAL            STOCK       UNDERLYING
      POSITION          YEAR    SALARY ($)   BONUS ($)   COMPENSATION ($)   AWARD(S) ($)    OPTIONS (#)
      --------          ----    ----------   ---------   ----------------   ------------    -----------
Krishan K. Joshi ....   2001     201,923       -0-            4,800(2)         --             236,000
 Chairman               2000     240,000       -0-           --                --              --
                        1999     121,980      19,250         --                --             125,000
William R. Craven .     2001     197,352       -0-            4,708(2)         --             231,000
 President and Chief    2000     193,515       -0-           --                --              --
 Executive Officer      1999     176,350      27,548         --                --              35,000
James E. Clifford ...   2001     237,037      10,160          4,800(2)         --             144,000
 Vice President --      2000     237,948      10,198         --                --              --
 Mergers and            1999     237,427      61,187         --                --              --
 Acquisitions
Richard P.              2001     230,411      35,000          7,718(3)         --             176,000
 McNeight ...........   2000     225,127      60,000         --                --              --
 President --           1999     202,983      18,168         --                --              45,000
 Paravant Computer
 Systems, Inc.
C. Hyland Schooley      2001     232,996      20,040          4,800(2)         --              22,000
 Chairman -- STL of     2000     231,644       9,928         --                --              --
 Ohio, Inc.             1999     217,106      55,827         --                --              --


                                     PAYOUTS
                          --------------------------------
 NAME AND PRINCIPAL         LTIP            ALL OTHER
      POSITION            PAYOUTS ($)  COMPENSATION ($)(1)
      --------            -----------  -------------------
Krishan K. Joshi ......      --                    --
 Chairman                    --                    --
                             --                    --
William R. Craven .....      --                   3,126
 President and Chief         --                   2,935
 Executive Officer           --                   2,749
James E. Clifford .....      --                   5,250
 Vice President --           --                   5,250
 Mergers and                 --                   5,000
 Acquisitions
Richard P.                   --                   5,338
 McNeight .............      --                   4,800
 President --                --                   4,999
 Paravant Computer
 Systems, Inc.
C. Hyland Schooley.....      --                   5,250
 Chairman -- STL of          --                   5,250
 Ohio, Inc.                  --                   5,000

---------

(1) Represents matching funds for Paravant's 401(k) Profit Sharing Plan.

(2) Represents automobile allowance.

(3) Represents club membership fees.

OPTION GRANTS DURING FISCAL YEAR 2001

    The following table summarizes awards of stock options during the fiscal year ended September 30, 2001, to the executive officers named in the Summary Compensation Table:

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                         AT ASSUMED ANNUAL RATES OF
                                                                                          STOCK PRICE APPRECIATION
                                              INDIVIDUAL GRANTS                              FOR OPTION TERM(6)
                         ------------------------------------------------------------   -----------------------------
                            NUMBER OF       PERCENT OF TOTAL
                           SECURITIES      OPTIONS GRANTED TO   EXERCISE
                           UNDERLYING         EMPLOYEES IN       PRICE     EXPIRATION
         NAME            OPTIONS GRANTED      FISCAL YEAR        ($/SH)       DATE         5% ($)          10% ($)
         ----            ---------------      -----------        ------       ----         ------          -------
Krishan K. Joshi.......      15,000(1)            0.74%           2.25      12/8/10        21,300          53,850
                             41,000(2)            2.03%           1.45      8/30/11        37,310          94,710
                             60,000(3)            2.97%           1.45      9/30/07        29,400          67,200
                             60,000(4)            2.97%           1.45      9/30/08        35,400          82,800
                             60,000(5)            2.97%           1.45      9/30/09        41,400          99,600
William R. Craven......      10,000(1)            0.49%           2.25      12/8/10        14,200          35,900
                             41,000(2)            2.03%           1.45      8/30/11        37,310          94,710
                             60,000(3)            2.97%           1.45      9/30/07        29,400          67,200
                             60,000(4)            2.97%           1.45      9/30/08        35,400          82,800
                             60,000(5)            2.97%           1.45      9/30/09        41,400          99,600
James E. Clifford......      10,000(1)            0.49%           2.25      12/8/10        14,200          35,900
                             14,000(2)            0.69%           1.45      8/30/11        12,740          32,340
                             40,000(3)            1.98%           1.45      9/30/07        19,600          44,800
                             40,000(4)            1.98%           1.45      9/30/08        23,600          55,200
                             40,000(5)            1.98%           1.45      9/30/09        27,600          66,400
Richard P. McNeight....      12,000(1)            0.59%           2.25      12/8/10        17,040          43,080
                             14,000(2)            0.69%           1.45      8/30/11        12,740          32,340
                             50,000(3)            2.47%           1.45      9/30/07        24,500          56,000
                             50,000(4)            2.47%           1.45      9/30/08        29,500          69,000
                             50,000(5)            2.47%           1.45      9/30/09        34,500          83,000
C. Hyland Schooley.....       5,000(1)            0.25%           2.25      12/8/10         7,100          17,950
                             17,000(2)            0.84%           1.45      8/30/11        15,470          39,270

---------

(1) These options vest and become exercisable in three equal annual installments beginning on December 8, 2001.

(2) These options vested and became exercisable immediately upon their grant.

(3) These options vest and become exercisable if the average fair market value of Paravant's common stock for the calendar month ending September 30, 2004 equals or exceeds $3.50.

(4) These options vest and become exercisable if the average fair market value of Paravant's common stock for the calendar month ending September 30, 2005 equals or exceeds $4.00.

(5) These options vest and become exercisable if the average fair market value of Paravant's common stock for the calendar month ending September 30, 2006 equals or exceeds $4.50.

(6) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the SEC and do not represent Paravant's estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of Paravant, overall stock market conditions and the option holders' continued employment through the vesting period.

AGGREGATED OPTION EXERCISES DURING FISCAL YEAR 2001 AND FISCAL YEAR END OPTION VALUES

    The following table summarizes the stock option exercises by the executive officers named in the Summary Compensation Table during the fiscal year ended September 30, 2001 and the number and value of options held at fiscal year end which are currently exercisable:

                                                               NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                 SHARES                    OPTIONS AT FISCAL YEAR-END (#)  AT FISCAL YEAR-END ($)(1)
                              ACQUIRED ON       VALUE      ------------------------------ ---------------------------
            NAME              EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ------------   ------------   -----------   -------------   -----------   -------------
Krishan K. Joshi............     --             --            274,334        236,666         18,450        81,000
William R. Craven...........     --             --            177,334        201,666         61,710        81,000
James E. Clifford...........     --             --             14,000        130,000          6,300        54,000
Richard P. McNeight.........     41,989         53,872        112,000        177,000          6,300        67,500
C. Hyland Schooley..........     --             --             17,000          5,000          7,650             0

---------

(1) The value of unexercised in-the-money options represents the aggregate amount of the excess of $1.90, the closing price for a share of common stock on September 28, 2001, over the relevant exercise price of all 'in-the-money' options held on such date.

STOCK OPTION PLANS

    Incentive Stock Option Plan. Under Paravant's Incentive Stock Option Plan, options to purchase a maximum of 2,955,000 shares of common stock may be granted to officers and other key employees of Paravant. Options granted under the Incentive Plan are intended to qualify as 'incentive stock options' as defined in the Internal Revenue Code.

    The Incentive Plan is administered by the Board of Directors and the Stock Option Committee, which determines which persons are to receive options, the number of options granted and the exercise prices thereof. In the event an optionee voluntarily terminates his employment with Paravant, the optionee generally has the right to exercise his accrued options within thirty days of such termination. If an optionee's employment is involuntarily terminated other than because of death, he has the right to exercise his accrued options within thirty days of such termination. Upon death, the optionee's estate or heirs have one year to exercise said optionee's accrued options. The maximum term of any option is generally ten years, and the option price per share may not be less than the fair market value of Paravant's shares at the date the option is granted. However, options granted to persons owning more than 10% of Paravant's voting shares may not have a term in excess of five years, and the option price per share may not be less than 110% of fair market value. Paravant may redeem any accrued but unexercised option held by an optionee by paying him the difference between the option exercise price and the then fair market value.

    If the aggregate fair market value of the shares of common stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by such optionee during any calendar year (under all such plans) exceeds $100,000, then only the first $100,000 of such shares so purchased will be treated as incentive options and any excess over $100,000 so purchased shall be treated as options which are not incentive stock options. This rule shall be applied by considering options in the order or sequence in which they are granted. Options must be granted within ten years from the effective date of the Incentive Plan.

    Options granted under the Incentive Plan are not transferable other than by will or by the laws of descent and distribution. Options granted under the Incentive Plan are protected by anti-dilution provisions increasing the number of shares issuable thereunder and reducing the exercise price of such option, under certain conditions. The Incentive Plan will terminate on December 22, 2004 or on such earlier date as the Board of Directors may determine. Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, whichever occurs first. As of January 1, 2002, options to acquire an aggregate of 2,915,130 shares of Paravant's common stock at exercise prices ranging from $0.72 per share to $6.00 per share had been granted under the Incentive Plan to key employees. In the case of options granted under the Incentive Plan to employees, such options vest and are exercisable at a rate no greater than 33 1/3% each continuous year in which the employee is employed on a full time basis by Paravant.

    Stock Incentive Plan. On March 22, 2001, Paravant's shareholders approved the Paravant Inc. Stock Incentive Plan. The purpose of the Stock Incentive Plan is to provide key employees, independent contractors and other persons who contribute materially to the success and profitability of Paravant with incentives in the form of grants of incentive stock options, nonqualified stock options, restricted stock and stock bonuses. The grants are intended to give such persons a proprietary interest in Paravant, thus enhancing their personal interest in Paravant's continued success and progress. Additionally, the Stock Incentive Plan is intended to assist Paravant and its subsidiaries in attracting and retaining key persons.

    Paravant has reserved 2,700,000 shares of common stock for issuance under awards pursuant to the Stock Incentive Plan. Up to 1,500,000 of the shares subject to the Stock Incentive Plan may be used for Performance Based Options. 'Performance Based Options' are options granted to either senior corporate executive officers of Paravant (as identified by the Board) or presidents of operating subsidiaries of Paravant and which are awarded based upon Paravant performance standards set by the Board. On August 30, 2001, options to acquire an aggregate of 1,380,000 shares of Paravant's common stock at an exercise price of $1.45 per share were granted under the Stock Incentive Plan to senior corporate executive officers and presidents of operating subsidiaries as Performance Based Options.

    As of January 1, 2002, a total of 1,145,000 shares of common stock remain available for issuance under awards pursuant to the Stock Incentive Plan.

EMPLOYEE STOCK PURCHASE PLAN

    The Paravant Inc. Employee Stock Purchase Plan became effective on July 1, 2001. The purpose of the Stock Purchase Plan is to provide eligible employees of Paravant and its subsidiaries with an opportunity to acquire common stock of Paravant through accumulated payroll deductions. Paravant reserved 350,000 shares of common stock to be issued pursuant to the Stock Purchase Plan. As of January 1, 2002, 71,511 shares of common stock had been acquired by eligible employees of Paravant and its subsidiaries pursuant to the Stock Purchase Plan.

DESCRIPTION OF EMPLOYMENT AGREEMENTS, SEVERANCE ARRANGEMENTS AND
CHANGE OF CONTROL ARRANGEMENTS

    Paravant entered into employment agreements with Messrs. Joshi, Craven and McNeight providing for annual salaries of $200,000 for each of them. The agreements will terminate on December 31, 2002. In the event of death or disability, the agreements provide for payments of compensation for twelve months. Each of the agreements provides for severance pay of full compensation for one year in the event of termination of employment by Paravant without cause. Each of the agreements also provides for immediate vesting of granted but unvested stock options and other benefits to the extent permitted under the Internal Revenue Code in the event of termination of employment by Paravant without cause, due to disability, or in the case of a change of control (defined to include a sale, merger of combination wherein the resulting entity controls 33% or more of the voting stock and there is more than a 50% change in the composition of the Board). In addition, each of the agreements provides for twelve months additional severance benefits in the event the employee is terminated without cause during the first year following a change of control, and each agreement provides for two years of base salary as severance if the employee voluntarily resigns after a change in control and accepts a two year covenant not to compete. Each of the agreements also includes a covenant not to compete which precludes engaging in the design, manufacture or sale of rugged computers within the United States after the term of employment for a period of one year. Each of the agreements contemplates that the term of employment thereunder will be reviewed at the first Board meeting in each fiscal year for the succeeding calendar year.

    On October 1, 1998, Paravant and each of Messrs. Clifford and Schooley entered into employment agreements. These employment agreements will terminate on April 1, 2002. Each such employee is entitled to terminate his employment at any time if such employee recommends a qualified replacement to perform his job responsibilities and the other employees who were former EDL-STL shareholders approve, and Paravant approves, such qualified replacement. If Paravant's consent is unreasonably withheld, no damages would be payable, but the employee would be entitled to receive any cash earn-out provided for in connection with the EDL-STL acquisition which should have been paid as a performance bonus or additional compensation. Pursuant to the employment agreements, Mr. Clifford serves as Executive Vice President, Secretary, Treasurer and Chief Operating Officer of STL at an annual salary of $169,300 and Mr. Schooley now serves as Chairman of STL at an annual salary of $154,474. Each of these employment agreements also includes a covenant pursuant to which each such employee has agreed that during the term of employment and for a period of five years thereafter, he shall not (except on behalf of Paravant or a subsidiary of Paravant while employed by Paravant or a subsidiary, or otherwise in accordance with Paravant's written consent) engage, directly or indirectly, in any business which competes in any manner within the United States with Paravant's business of design, manufacture, repair and sale of rugged and customized computer systems and medical computer assemblies or in any other business of design, development, manufacturing, sales or service engaged in or acquired by Paravant or any subsidiary of Paravant as of the date of the employment agreement or in which Paravant employs the employee during his employment under the employment agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any previous filings made by the Paravant under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and the Shareholder Return Performance Graph shall not be incorporated by reference into any of such filings.

    Introduction. The Compensation Committee of the Board of Directors is responsible for administering Paravant's policies that govern executive compensation. The compensation of executive officers is set annually by the Board of Directors acting upon the recommendation of the Compensation Committee. The Compensation Committee is composed of two outside directors and two inside directors; however, only outside directors participate in recommending compensation arrangements for Mr. Joshi.

    Compensation Philosophy and Components. Paravant's executive compensation program is designed to attract, retain and motivate key executives in the organization. The total executive compensation package is composed of the following components:

     base salary;

     long-term incentive compensation;

     incentive bonus; and

     incentive stock options.

    The base salary component is set commensurate with the individual executive's level of responsibility and with individual performance.

    Paravant has two long-term incentive compensation plans. One plan satisfies acquisition-related obligations for deferred compensation; the other plan is performance-based and is intended to retain and compensate several key executives for the achievement of specific financial goals.

    The incentive bonus component of executive compensation is designed to motivate the executive to generate a positive impact on shareholder value through revenue and earnings growth and is awarded upon achievement of annually revised financial performance targets based on achievement of revenue and earnings targets. In the case of executive officers who are presidents of operating subsidiaries, incentive bonuses were earned based on achievement of fiscal 2001 subsidiary revenue and earnings targets. With respect to other executive officers, upon the recommendation of the Chief Executive Officer, and with the approval of the Compensation Committee, the Board generally did not award incentive bonuses for fiscal 2001 because Paravant did not achieve its overall revenue and earnings targets.

    The intent of the incentive stock option component is to align the interest of the executive with the shareholder. Under the Paravant Inc. Stock Incentive Plan, the Board of Director's grants stock options based upon recommendations from the Compensation Committee. At the annual meeting held on March 22, 2001, the shareholders approved the Stock Incentive Plan. Paravant reserved 2,700,000 shares of common stock for issuance under awards pursuant to the Stock Incentive Plan. Up to 1,500,000 of the shares subject to the Stock Incentive Plan may be used for Performance Based Options. At its August 30, 2001 meeting, the Board approved the grant of 1,230,000 Performance Based Options to nine senior corporate executive officers and presidents of operating subsidiaries. These options vest and become exercisable upon the achievement of targeted common stock price performance. One-third of these Perfomance Based Options vest at September 30, 2004, 2005 and 2006, respectively, if the average fair market value of Paravant's common stock for the calendar month then ended equals or exceeds $3.50, $4.00 and $5.00, respectively. These options expire on the third anniversary of vesting. Continued employment is also required to trigger vesting. Awards of Paravant's standard incentive stock options are intended as an incentive for future performance.

    Compensation Methodology. The Compensation Committee continually benchmarks Paravant's key executive compensation programs with national executive compensation survey data to insure a competitive posture in the executive marketplace.

    Mr. William R. Craven, the Chief Executive Officer, provides assessments regarding individual executive performance to the Compensation Committee along with recommendations regarding compensation.

    Chief Executive Officer Compensation. Mr. Craven's compensation is based upon the compensation policies mentioned above. The Compensation Committee reviews Mr. Craven's compensation on an annual basis and considers all of his leadership contributions. As described above, Mr. Craven did not receive an incentive bonus for fiscal 2001 as a result of Paravant's failure to achieve its revenue and earnings targets. The Compensation Committee also benchmarks the Chief Executive Officer's total compensation package with comparably-sized organizations.

    At the May 10, 2001 Board of Director's meeting, the Chief Executive Officer recommended a voluntary reduction of salary and deferred compensation for several executives based upon actual financial performance compared with the annual plan. The Compensation Committee approved the action. At its August 31, 2001 meeting, the Board, upon the recommendation of the Compensation Committee, acknowledged the affected executives' contributions from the reduced voluntary compensation and consequently awarded stock options to these executives. These options vested immediately.

    IRS Limits on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, with certain exceptions, limits Paravant's tax deduction for compensation paid to executives to $1,000,000 per covered executive year. Paravant expects no adverse tax consequences under
Section 162(m) for fiscal year 2001.

Submitted by the Compensation Committee

    Michael F. Maguire, Chairman
    Krishan K. Joshi
    James E. Clifford
    John P. Singleton

                         SHAREHOLDER PERFORMANCE GRAPH

    The following graph compares our total shareholder returns against the Russell 2000 Index and our industry peer group as measured by the S&P Electronics (Defense) Index. The graph assumes that $100 was invested in our common stock and the other indices on September 30, 1996, and that all dividends were reinvested.

                COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                 AMONG PARAVANT INC., THE RUSSELL 2000 INDEX
                  AND THE S & P ELECTRONICS (DEFENSE) INDEX

[PERFORMANCE GRAPH]

                                              Cumulative Total Return
                                ---------------------------------------------------
                                 9/96     9/97     9/98     9/99     9/00     9/01
PARAVANT INC.                   100.00    80.00    24.44    41.11    48.89    33.78
RUSSELL 2000                    100.00   133.19   107.86   128.43   158.47   124.86
S & P ELECTRONICS (DEFENSE)     100.00   108.07   100.39    93.66    71.31    89.43

*$100 INVESTED ON 9/30/1996 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING SEPTEMBER 30.

                              CERTAIN TRANSACTIONS

    On June 3, 1998, Paravant entered into a loan agreement with Mr. McNeight in order to advance him funds to pay the exercise price on certain stock options and taxes related thereto. The note receivable of $215,684 bears interest at the rate of interest then applicable for borrowing by Paravant under its then-existing line of credit or other primary lending arrangement with its primary lender, with interest payable annually, and matures on June 3, 2003.

    On October 8, 1998, following approval by Paravant's shareholders, Paravant consummated the acquisition of EDL-STL (the 'EDL-STL Acquisition'), effective October 1, 1998, acquiring all of the outstanding capital stock of EDL and substantially all of the assets of STL, EDL's majority-owned subsidiary in exchange for aggregate consideration consisting of (A) $8.7 million in cash,
(B) three-year $4.8 million notes bearing interest at the rate of 8% and
(C) 3,950,000 shares of common stock. In addition, a contingent cash earn-out will be payable by Paravant under specified circumstances over a period of up to five years based on EDL-STL's future profits. Messrs. Clifford, Schooley and Lambertson, each of whom is now either an executive officer or an owner of 5% of more of the outstanding shares of common stock of Paravant, were shareholders of either EDL or STL and received the following in connection with the EDL-STL
Acquisition:

              NAME                   CASH      PRINCIPAL AMOUNT OF NOTE   SHARES OF COMMON STOCK
              ----                   ----      ------------------------   ----------------------
James E. Clifford...............  $1,550,000          $1,079,333                 882,167
C. Hyland Schooley..............  $1,175,000          $  781,000                 651,750
C. David Lambertson.............  $1,550,000          $1,079,333                 882,167

    In addition, each of Messrs. Clifford, Schooley and Lambertson may receive earn-out amounts as described above and entered into employment agreements with Paravant as described in 'Description of Employment Agreements, Severance Arrangements and Change of Control Arrangements.'

    Beavercreek Enterprises, an Ohio partnership among certain UES employees, including Mr. Joshi, owned a three bedroom residential condominium in Melbourne, Florida, consisting of approximately 1,450 square feet. The partnership rented this apartment to Paravant at $1,000 per month which included its apportioned real estate taxes, pursuant to a month to month lease arrangement. For each of the fiscal years ended September 30, 2001 and 2000, Paravant paid such partnership $12,000 for the use of such condominium. This apartment was used to house Paravant's executives when they visited Paravant Computer System's headquarters, as well as select customers. Paravant's rental obligation ended when Beavercreek Enterprises sold this condominium to a third party on August 31, 2001.

    Beavercreek Enterprises owns the building located at 4391 Dayton-Xenia Road, Dayton, Ohio 45432. The principal executive offices of EDL and STL of Ohio (STL) are located in this building and are rented under separate leases with Beavercreek Enterprises.

    The offices of STL are rented pursuant to a lease dated September 1, 1999 between Beavercreek Enterprises and STL for a lease term beginning September 1, 1999 and ending on August 31, 2004. The lease payments were $14,030 per month from September 1, 2000 to August 31, 2001. From September 1, 2001 through August 31, 2002 lease payments will be $14,307 per month. For the one year periods ending August 31, 2003 and 2004, the monthly lease payments will be $14,589 and $14,877, respectively.

    The offices of EDL are rented pursuant to a lease dated September 1, 1999 (which has been amended once) between Beavercreek Enterprises and EDL for a lease term beginning September 1, 1999 and ending on August 31, 2004. From September 1, 2000 through October 31, 2000 lease payments were $12,665 per month. From November 1, 2000 through August 31, 2001 lease payments were $12,915 per month. From September 1, 2001 through August 31, 2002 lease payments will be $14,669 per month. For the one year periods ending August 31, 2003 and 2004, the monthly lease payments will be $14,988 and $15,282, respectively.

                             AUDIT COMMITTEE REPORT

    In connection with the preparation and filing of Paravant's Annual Report on Form 10-K for the year ended September 30, 2001:

     The Audit Committee reviewed and discussed the audited financial statements with management;

     The Audit Committee discussed with the independent auditors the material required to be discussed by SAS 61; and

     The Audit Committee reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

    Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of Paravant that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2001.

John P. Singleton (Chairman)
Michael F. Maguire
Paul E. Blackwell

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

    Paravant has selected the firm of KPMG LLP to serve as the independent auditors for Paravant for the current fiscal year ending September 30, 2002. That firm served as Paravant's independent auditors for its fiscal year ended September 30, 2001.

    Representatives of KPMG LLP are expected to be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

    AUDIT FEES. KPMG LLP billed Paravant $192,853, in the aggregate, for professional services rendered by them for the audit of Paravant's annual financial statements for the fiscal year ended September 30, 2001, and the reviews of the interim financial statements included in Paravant's Forms 10-Q filed during the fiscal year ended September 30, 2001.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. KPMG LLP provided no professional services to Paravant of the nature described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X during the fiscal year ended September 30, 2001.

    ALL OTHER FEES. KPMG LLP billed Paravant $91,205, in the aggregate, for all other services rendered by them (other than those covered above under 'Audit Fees' and 'Financial Information Systems Design and Implementation Fees') during the fiscal year ended September 30, 2001, which included tax consulting services. The Audit Committee considered whether KPMG's provision of the above non-audit services is compatible with maintaining such firm's independence.

                             SHAREHOLDER PROPOSALS

    Shareholders interested in presenting a proposal for consideration at Paravant's annual meeting of shareholders in 2003 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and Paravant's bylaws. To be eligible for inclusion, shareholder proposals must be received by Paravant's Corporate Secretary no later than September 26, 2002. Proposals submitted outside the provisions of Rule 14a-8 will be considered untimely if submitted after December 10, 2002.

                                 OTHER MATTERS

    As of the date of this proxy statement, Paravant knows of no business that will be presented for consideration at the Annual Meeting other than the item referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to Paravant will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such recommendation, in accordance with the judgement of the proxy holder.

                                 ANNUAL REPORT

    A copy of Paravant's Annual Report for the fiscal year ended September 30, 2001 accompanies this Proxy Statement. Additional copies may be obtained by writing to John C. Zisko, Chief Financial Officer, at 89 Headquarters Plaza North, Suite 1421, Morristown, New Jersey 07960.

                                          By Order of the Board of Directors,

                                          JAMES E. CLIFFORD
                                          JAMES E. CLIFFORD
                                          Vice President of Mergers and
                                          Acquisitions and Secretary

Morristown, New Jersey
Dated: January 24, 2002

                                                                      Appendix 1

PROXY

                                 PARAVANT INC.

           PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PARAVANT INC.
            FOR THE ANNUAL MEETING OF SHAREHOLDERS -- MARCH 21, 2002

    The undersigned hereby appoints William R. Craven and John C. Zisko, and each of them, as Proxies, each with full power of substitution and resubstitution, to represent and to vote, as designated below, all shares of Common Stock of Paravant Inc. ('Paravant') which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Paravant to be held at Hilton Atlanta Airport and Towers, 1031 Virginia Avenue, Atlanta, Georgia 30354, at 10:00 A.M. (local time) on March 21, 2002, and at any adjournment or postponement thereof.

    1. Election of Directors:

                   [ ] FOR all nominees listed below                   [ ] WITHHOLD APPROVAL to vote for
                       (except as marked to the contrary below)            all nominees listed below

   Krishan K. Joshi, William R. Craven, James E. Clifford, Richard P. McNeight,
   C. Hyland Schooley, John P. Singleton, Paul E. Blackwell and David P.
   Molfenter

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

--------------------------------------------------------------------------------

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH IN PROPOSAL 1.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH IN PROPOSAL 1.
TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

    2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

    Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                 Date:__________________________

                                                 _______________________________
                                                             Signature

                                                 _______________________________
                                                             Signature

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.